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EXHIBIT 99.1

[CROSSWALK.COM LOGO]
CONTACT:
Gary Struzik, CFO
703-788-4123
gstruzik@crosswalk.com

              CROSSWALK.COM ANNOUNCES RESTRUCTURING: SETS THE STAGE
                        FOR IMPROVED PERFORMANCE IN 2001

        MANAGEMENT CHANGES INCLUDE IMPLEMENTATION OF CEO SUCCESSION PLAN

CHANTILLY, VA - January 11, 2001 -- Crosswalk.com, Inc. (Nasdaq NMS: AMEN), the leading Internet portal serving the broad Christian community, www.crosswalk.com, announced today the implementation of a company restructuring which includes the appointment of Scott Fehrenbacher as President, CEO and director, succeeding William Parker.

The restructuring will involve the consolidation of functions to the Chantilly, VA headquarters, implementation of more cost-effective means of generating content and further proficiency in utilizing viral marketing. The company anticipates that this action, which includes staff reduction of fifteen, bringing total employment to forty-nine, will take out over $1.2 million from the already significantly reduced fourth quarter 2000 cash burn rate and help drive the company to profitability.

The genesis of the drive to increased productivity and reduced cash burn rate, was largely spearheaded by Mr. Fehrenbacher, who was Vice President, Editor in Chief. Mr. Parker said, "This restructuring and change in leadership is what needs to be done in order to best position Crosswalk to be the long-term player in this market. Scott has been responsible for the content generation, positioning, service deployment and community development on crosswalk.com. The progress we've made in bringing down costs, supporting clients, while increasing traffic are largely due to his efforts and thus an orderly transition of leadership should prevail."

Mr. Fehrenbacher said, "Thanks to Bill Parker's leadership in establishing Crosswalk as THE community portal serving the Christian community, we can build from our position as the dominant market leader. Going forward, we will concentrate on our core business strengths in providing our users and growing clientele a rich Internet experience that glorifies God and honors our shareholders. Following our record fourth quarter ad revenue results, I expect continued gains in revenue throughout 2001, and fully expect Crosswalk to be a vibrant business for years to come."

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Prior to assuming his position as Vice President, Editor & Chief, Mr.
Fehrenbacher served as Director of the News, Business and Personal Finance Channel Group, where he was responsible for the design and development of ten content areas on crosswalk.com. Before joining Crosswalk, Mr. Fehrenbacher was President of the Institute for American Values Investing in Seattle, the nation's leading firm for cultural investment screening. There his responsibilities included creation, development, management and marketing of a values-based analysis tool used to rate mutual fund portfolios based on socially conservative screening criteria. His work at the Institute earned media attention from The New York Times, Boston Globe, Philadelphia Inquirer, London Sunday Telegraph, Dallas Morning News, International Herald Tribune, as well as Money, Business Week, Mutual Fund, New Republic, Institutional Investor and American Banker magazines. Mr. Fehrenbacher received Bachelor of Arts degrees in Economics and Political Science from the University of Idaho in 1980 and continued graduate studies in Finance at the University of Houston from 1981-1983.

Jim Buick, Chairman of the Board of Crosswalk.com said, "The company's 4th quarter results will provide momentum going into 2001. We have been impressed with the accomplishments of Mr. Fehrenbacher, and his role in the growth of Crosswalk. We are confident that this proven ability, along with his experience in the equity markets, are the leadership qualities that the company needs at this time. We are also most grateful and appreciative to Bill Parker for bringing Crosswalk to its position of market leadership and his willingness to be available to us as a consultant during this period of transition."

Crosswalk.com (http://www.crosswalk.com) provides a comprehensive range of content and community services to support the integration of faith and values into everyday life. Site features include: topical and lifestyle channels like Music, Money, News & Culture, Teens, Family, Spiritual Life, and more; unique online applications like cross-referenced Bible study databases, stock and mutual fund screening tools, greeting cards, and more; community-building areas like chat, discussion forums, the largest Christian Web site directory, and more; and over two dozen topical and community related email newsletters.

Safe Harbor - This press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, performance, management capability, the management of growth, marketability of product offerings and other risks. These forward-looking statements are made in reliance on the "safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect Crosswalk.com, Inc.'s future results please see the company's filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management expectations. Copies of these filings are available upon request from Crosswalk.com, Inc. investor relations.